PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2007 RESULTS

Dallas, TEXAS … May 2, 2007 … CompX International Inc. (NYSE: CIX) announced today sales of $43.6 million for the first quarter of 2007 compared to $47.0 million in the same period of 2006. Operating income improved to $5.4 million in the first quarter of 2007 compared to $4.8 million in the same period of 2006. Earnings per share for the first quarter of 2007 were $0.20 compared to $0.16 in the same period of 2006.

Net sales comparisons were negatively impacted by lower sales to the office furniture market partially offset by additional sales volume resulting from the acquisition of a marine components business in April 2006. Despite the lower sales and the effect of increasing raw material costs, operating income improved due to a more favorable product mix and the continued benefit from cost improvement initiatives.

“We are pleased with our ongoing progress in increasing gross margin as we focus on providing products with value-added features to our customers,” commented David A. Bowers, President & CEO. “Compared to the same quarter last year, we improved our Security Products gross margin from 30% to 33% and Furniture Components margin from 20% to 22%. We are especially pleased with the improved margin at our Furniture Components segment which validates our strategy of moving away from high volume, low margin products to higher margin feature-oriented products.”

CompX is a leading manufacturer of security products and furniture components. It operates from eight locations in the U.S., Canada and Taiwan and employs more than 1,100 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings. Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2007

Net sales	$47.0	$43.6
Cost of goods sold	35.4	31.5
Gross margin	11.6	12.1
Selling, general and administrative	6.7	6.7
Other operating expense, net	0.1	-
Operating income	4.8	5.4
Other non-operating income, net	0.3	0.3
Income before income taxes	5.1	5.7
Income tax expense	2.6	2.7
Net income	$2.5	$3.0

Net income per diluted common share	$0.16	$0.20

Weighted average diluted common shares outstanding	15.2	15.3

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
Assets	2006	2007
		(Unaudited)
Current assets:
Cash and equivalents	$29.7	$30.9
Accounts receivable, net	20.0	20.8
Inventories	21.7	23.7
Deferred income taxes and other	3.5	3.4
Note receivable	1.3	1.3

Total current assets	76.2	80.1

Intangibles	43.9	43.7
Net property and equipment	69.7	67.9
Other assets	2.2	2.2

Total assets	$192.0	$193.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$16.8	$16.8
Income taxes	1.0	1.6

Total current liabilities	17.8	18.4

Deferred income taxes	20.5	20.7
Stockholders’ equity	153.7	154.8

Total liabilities and stockholders’ equity	$192.0	$193.9